As filed with the Securities and Exchange Commission on February   , 1996
                    Registration No. ________________

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                FORM S-3
                         REGISTRATION STATEMENT
                                 UNDER
                       THE SECURITIES ACT OF 1933

                          SDNB FINANCIAL CORP.
          (Exact name of registrant as specified in its charter)
          California                                  95-3725079
          (State or other                             (I.R.S.
          jurisdiction of                             Employer
          incorporation                               Identification
          or organization)                            Number)

                           1420 Kettner Boulevard
                        San Diego, California  92101
                              (619) 233-1234

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                             Murray L. Galinson
                   President and Chief Executive Officer
                           1420 Kettner Boulevard
                         San Diego, California  92101
                             (619) 233-1234
            (Name, address, including zip code, and telephone
             number, including area code, of agent for service)

                             With Copies to:

Lawrence M. Sherman, Esq.                       Theodore G.Johsen, Esq.
Sherman & Eggers,P.C.                           Arnold & Porter
350 West Ash Street, Suite 1100                 777 South Figueroa Street
Suite 1100                                      Los Angeles, California
San Diego,California 92101                      90017-2513
(619) 338-4900                                  (213) 243-4000


     Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                       CALCULATION OF REGISTRATION FEE
 Title of
 class of
securities   Amount to   Proposed maximum   Proposed maximum     Amount of
   to be        be        offering price        aggregate      registration
registered   registered   per security(1)    offering price(1)       fee

Common Stock
(no par value) 952,677       $5.625            5,358,808         $1,847.86

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


(1) Estimated solely for the purpose of calculating the registration fee.
(2) 1/29 of 1% of the proposed maximum aggregate offering price.

Page 1 of ___                                   Exhibit Index at page __ of
sequentially numbered pages.                   sequentially numbered pages.

                             SDNB Financial Corp.

                                 PROSPECTUS
                        952,677 Shares of Common Stock
                               (no par value)

     This Prospectus relates to the offering of 952,677 shares (the "Shares") of Common Stock, no par value ("Common Stock"), of SDNB Financial Corp. (the "Company") by certain selling shareholders (the "Selling Shareholders"). See "Selling Shareholders." All of the Shares offered hereby may be offered from time to time by the Selling Shareholders. See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds." The Shares were acquired by the Selling Shareholders from the Company in the following circumstances:

1. 510,121 shares of Common Stock were issued March 28, 1995 at a price of $4.34 per share pursuant to a private placement to two limited partnerships of which WHR Management Corp. is the general partner ("WHR"). The 510,121 shares issued to WHR then constituted 24.9% of the Company's outstanding Common Stock after such issuance.

2. A warrant to purchase 37,363 shares of Common Stock at $4.34 per share was issued to Torrey Pines Securities, Inc. ("Torrey Pines") pursuant to a Rights Agent Agreement in connection with a rights offering to existing shareholders of the Company (the "Rights Offering"). The Rights Offering, which resulted in the issuance of 769,582 shares of Common Stock at $4.34 per share, was completed on September 28, 1995.
     Subsequently,  Torrey  Pines  assigned   the warrants and its related
     registration rights to two of its officers, Jack C. Smith and Henry A. Dahlgren.

3. 255,193 shares of Common Stock were issued October 6, 1995, at a price of $4.34 per share pursuant to a private placement to WHR in accordance with an agreement whereby WHR maintained its 24.9% ownership of the Company's outstanding Common Stock, taking into account the shares issued in the Rights Offering.

4. A warrant to purchase 150,000 shares of the Company's Common Stock at a price of $5.44 per share was issued on November 30, 1995, to PKH
     Kettner Investors, LLC ("PKH") as additional consideration for granting a new loan secured by a first deed of trust on property owned by the San Diego National Bank Building Joint Venture ("Joint Venture"), the Company's subsidiary. A member of PKH, Mr. Sol Price, is a principal shareholder of Price Enterprises, Inc. Mr. Murray L. Galinson, President, Chief Executive Officer and a Director of the Company and Chief Executive Officer and a Director of the Bank, serves as a Director of Price Enterprises Inc.

     The Common Stock is traded on the NASDAQ National Market System (the "NASDAQ/NMS") under the symbol "SDNB" and, on [day before date of filing] the
last sale price of the Common Stock was  $      .  See "MARKET PRICE AND
DIVIDENDS ON THE COMMON STOCK."

          HOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER
                          "RISK FACTORS" (PAGES 5-74-6).
                                _______________

     The Shares may be offered from time to time in transactions through the Nasdaq National Market System, in negotiated transactions, or by a combination of such methods of sale. The Shares may be offered at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through underwriters, brokerdealers, or agents. Such underwriters, broker-dealers, or agents may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders or the purchases of the Shares (or a combination of the two). Compensation to a particular
broker-dealer might be in excess of customary commissions.   See  "Plan of
Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  _________________

         THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT
             INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION,
          THE BANK INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

              The date of this Prospectus is _____________, 1996.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") relating to the Shares. This Prospectus does not contain all of  the information set forth  in  the  Registration Statement  and  exhibits
thereto that the Company has  filed  with  the Commission   under  the
Securities  Act  of  1933,  as  amended   (the "Securities Act"), and to which
reference is hereby made.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Prospectus are the following documents filed by the Company with the Commission pursuant to the Exchange Act:

     1.  the Company's Annual Report on Form 10-K for the year  ended
December 31, 1994;
     2. the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1995, June 30, 1995 and September 30, 1995;
     3.  the Company's Current Report on Form 8-K dated December  5, 1995; and
     4. the description of the Common Stock in the Company's registration statement filed under the Exchange Act with respect to the Common Stock, including any amendments and reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the registration statement shall be deemed to be incorporated by reference in this Prospectus
and to be a part hereof from the date such documents are  filed.   Any
statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or
supersedes  such  statement.   Any  statement  so modified  or  superseded
shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information).
Written or oral requests should be directed to SDNB Financial Corp., 1420 Kettner Boulevard, San Diego, California 92101, Attention: Howard W. Brotman, telephone (619) 233-1234, ext. 717.

                                THE COMPANY

     SDNB Financial Corp. (the "Company") is a bank holding company incorporated under the laws of the State of California in 1982 and is registered under the federal Bank Holding Company Act (the "BHCA"). The Company's principal subsidiary is San Diego National Bank, San Diego,
California  (the  "Bank"),  a  national  banking   association organized  in
1981, the deposits of which are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC") up to applicable limits. Through the Bank, the Company provides general commercial banking services in the metropolitan San Diego area, focusing primarily upon wholesale commercial banking operations and emphasizing the needs of small and medium size business firms and corporations and the personal banking needs of business executives and professional persons located in the Bank's service area. At September 30, 1995, the Company had consolidated assets of approximately $1639 million, consolidated liabilities of approximately $1,515 million (which includes total deposits through the Bank of approximately $1,385 million), and shareholders' equity of approximately $124 million. The Company's principal executive office is located at 1420 Kettner Boulevard, San Diego, California 92101, and its telephone number is (619) 233-1234.

     The Company is a joint venture partner in the San Diego National Bank Building Joint Venture (the "Joint Venture"), a partnership formed for the purpose of constructing and developing the office building that houses the Company and the Bank. The Joint Venture is 62% owned by the Company and the
Company is the general partner.   In  addition,  the Company owns SDNB
Mortgage Bankers, a California corporation, which  is currently inactive.

     Mr. Murray L. Galinson has been recommended by Senator Dianne Feinstein to President Clinton for nomination as a Federal District Court Judge. Should President Clinton forward such nomination to the United States Senate and the Senate confirm the nomination, Mr. Galinson would resign his positions. with the Company and the Bank.

                                 RISK FACTORS

Dividend Limitations

     The capital stock of San Diego National Bank (the "Bank") is one of the Company's two principal assets. See "THE COMPANY." As a national bank subject to the regulation of the Office of the Comptroller of the Currency (the "Comptroller"), the Bank is subject to legal limitations on the source
and amount of dividends it is permitted to pay  to  the Company.   The
approval of the Comptroller is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by the Comptroller, for that year, combined with its retained net profits for the preceding two years. As of December 31, 1995, the Bank had available for dividends approximately $1,370,000 without the approval of the Comptroller. The payment of dividends by the Bank may also be affected by other factors, such as requirements for the maintenance of adequate capital. In addition, the Comptroller and the Federal Deposit Insurance Corporation (the "FDIC") are
authorized  to determine   under  certain  circumstances  relating  to  the
financial condition of a national bank whether the payment of dividends would be an unsafe or unsound banking practice and to prohibit payment thereof. Finally, under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), an insured depository institution is prohibited from making any capital distribution to its owner, including any dividend, if, after making such distribution, the depository institution fails to meet the required minimum level for any relevant capital measure, including the risk-based capital adequacy and leverage standards discussed under "Capital" below.

     The Company and the Federal Reserve Bank of San Francisco (the "Reserve Bank") entered into an agreement on November 20, 1992, pursuant to which the Company must obtain the approval of the Reserve Bank prior to, among other actions, the declaration of any cash dividends.

Capital

     The Federal Reserve Board (the "Reserve Board") and the Comptroller have adopted risk-based capital adequacy guidelines for bank holding companies and banks under their supervision. Under the Comptroller's guidelines, a bank is "well capitalized" (the highest rating) if its so called "Tier 1 capital" and "total capital" as a percentage of risk-weighted assets and certain off-balance sheet instruments are at least 6% and 10%, respectively. Under the Reserve Board's guidelines, the Tier 1 capital and total capital of all bank holding companies must be at least 4% and 8%, respectively.

     The Reserve Board and the Comptroller have also imposed a leverage standard to supplement their risk-based ratios. This leverage standard focuses on a banking institution's ratio of Tier 1 capital to average total
assets  adjusted for goodwill and certain  other  items.   Under these
guidelines, banking institutions that meet certain criteria, including excellent asset quality, high liquidity, low interest rate exposure, and good earnings, and have received the highest regulatory rating, must maintain
a ratio of Tier 1 capital to total assets  of  at least  3%.   Institutions
not meeting these criteria, as well as institutions with supervisory, financial, or operational weaknesses, along with those experiencing or anticipating significant growth, are expected to maintain a Tier 1 capital to total assets ratio equal to at least 4% to 5%.

     As reflected in the following table, the risk-based capital ratios and leverage ratios of the Company (which have been adjusted to reflect receipt of the stock subscription payment October 6, 1995) and the Bank, as of September 30, 1995, exceeded the fully phased-in risk-based capital adequacy guidelines and the leverage standard.

                        Capital Components and Ratios
                           (Dollars in Thousands)

                                        September 30, 1995
                                 Company                    Bank
     Capital Components
        Tier 1 Capital           $14,118                 $12,451
        Total Capital             15,611                  13,816
     Risk-weighted assets
     and off-balance sheet
     instruments                 118,766                 108,410
     Regulatory Capital
     Tier 1 risk-based:
        Actual                    11.89%                  11.49%
        Required                   4.00%                   6.00%
        Excess                     7.89%                   5.49%
     Total risk-based:
        Actual                    13.14%                  12.74%
        Required                   8.00%                  10.00%
        Excess                     5.14%                   2.74%
     Leverage:
        Actual                     8.60%                   8.10%
        Required                   5.00%                   5.00%
        Excess                     3.60%                   3.10%

     FDICIA requires each federal banking agency, including the Reserve Board, to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and the risk of non-traditional activities, and reflect the actual
performance  and  expected risk  of  loss  on  multifamily mortgages.   The
Reserve Board, the FDIC, and the Comptroller have issued proposed rules whereby exposures to interest rate risk would be measured as the effect that a specified change in market interest rates would have on the net
economic value of  a  bank.   This  economic perspective  considers the effect
that changing market  interest  rates may  have on the value of a bank's
assets, liabilities, and off-balance sheet  positions.   Institutions with
interest rate risk exposure in excess of a threshold level would be required under the proposed rules to hold additional capital proportional
to that  risk.   The  Reserve Board,  the FDIC, the Comptroller, and the
Office of Thrift Supervision have issued a final rule amending the risk-based capital guidelines to take account of concentration of credit risk and
the  risk   of non-traditional  activities.   The  final  rule  amends  each
agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The final rule became effective on January 17, 1995. The final rule has not materially impacted on the Company's capital requirements, but there can be no assurance that the adoption of other proposals implementing FDICIA will not have an adverse impact on the Company's capital requirements.

     Bank regulators and legislators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, management is unable to predict whether and when higher capital requirements would be imposed and, if imposed, at what levels and on what schedule.

Dilution

     Following  is  a  table  showing  the  effect  on  the   Company's
shareholders' equity and per share book value of the potential exercise of the outstanding warrants (765,314 shares being registered had already been accounted for):
                                No. of Shares     Shareholders'     Per Share
                                 Outstanding         Equity            Book
Value
September  30, 1995 amount -
  per financial statements        3,073,260       $14,032,301
Add stock subscription payment
  received October 6, 1995                          1,107,538
                                                   15,139,839         $4.93
Add gain on early payment of
  Joint Venture loan-
  November 29, 1995                                1,456,6371           .48
                                                   16,596,210          5.40
Add proceeds from the exercise
  of warrants @ $4.34 per share   3,110,623           162,155          ____
  as to 37,363 Shares                             16,758,6365          5.39
Add proceeds from the exercise of
  warrants @ $5.44 per share      3,260,623           816,000          ____
  as to 150,000 Shares                            $17,574,365         $5.39

Litigation

     In January 1993, the Bank was named as a defendant in an adversary proceeding filed by Pioneer Liquidating Corporation ("PLC"), successor to six bankrupt Pioneer Mortgage Company entities (collectively, "Pioneer") in the Bankruptcy Court for the Southern District of California. Investors in Pioneer had previously filed suit against the Bank, which litigation was settled in 1992. The PLC case was settled with the final settlement agreement approved by the Federal District Court for the Southern District of California on November 29, 1995.

     A preliminary agreement between the Bank and PLC contemplated that the Bank would make payment to PLC on execution of the settlement agreement
and  assign  to  PLC  certain  charged-off  loans,   without recourse.  The
preliminary agreement further provided that after being given credit for the payment by the Bank and the collections on the assigned charged-off loans, payment of the remaining balance of the total settlement amount was to be guaranteed by Charles  I.  Feurzeig, Chairman  of  the Board of the
Company, and PVCC, Inc., a corporation controlled by Mr. Feurzeig (collectively, the "Feurzeig Entities"). Such guarantee was being given
by  the  Feurzeig   Entities   for consideration independent of Mr. Feurzeig's
investment in the Company.

     Subsequent negotiations led to the settlement agreement approved by the Court whereby the Bank paid $600,000 to PLC and the Feurzeig Entities paid $1,050,000 to PLC upon execution of the settlement agreement and the Feurzeig Entities took the place of PLC with respect to assignment of the charged-off loans. In consideration of the modification of the original list of charged-off loans to eliminate certain loans which had been only partially charged-off, the Bank agreed to assign additional newly charged-off loans (90 days after charge-off) to the Feurzeig Entities, until the first to occur of:

        (a)     Five years after  the date  of  the  settlement agreement; or
        (b) Such time as the Feurzeig Entities have collected on such loans $1,050,000 plus a return equal to the rate of 9.5% per year on the unpaid portion of such $1,050,000.

     Pursuant to the settlement agreement the Feurzeig Entities do not have recourse or a claim against the Bank should the collections on the assigned
charged-off  loans amount to less  than  $1,050,000.   Should collections
exceed $1,050,000 plus the return referred to above, the Feurzeig Entities have agreed to pay to the Bank 50% of such excess collections.

     The Bank's portion of the settlement amount was provided for in the Company's and the Bank's financial statement at September 30, 1995.

Interests of WHR

     At February    , 1996, there were 3,073,260 shares of Common Stock  of
the Company outstanding and entitled to vote.   As  of  such date,   WHR
beneficially  owned  765,314  shares  of  Common   Stock, representing 24.9%
of the outstanding shares of Common Stock.

     There is a pre-existing relationship between the Bank and Danielson Trust Company ("Danielson"), an affiliate of WHR, in which the Bank refers potential trust customers to Danielson for a referral fee. Additionally, Danielson acts as trustee for the Bank's Deferred Savings Plan. The Company has been informed that Danielson has over $41.45 billion in trust assets under administration. The referral fee arrangement is and trusteeship are conducted on an arm's-length basis and on market terms
and  conditions.   It  is  not  aThey  are  not significant  financial
transactions for either the Bank or Danielson. The Company is also advised that a corporation controlled by Charles I. Feurzeig, the Chairman of the Company's Board of Directors, is a customer of Danielson, with an account of approximately $800,000950,000 under administration. There are no other existing affiliations, other than those described herein, between WHR and the Company or any of the Company's officers and directors.

Special Considerations Affecting the San Diego National Bank Deferred Savings
Plan

     On May 22, 1995, the Company submitted an exemption request with the Department of Labor (the "DOL") with respect to the exercise of rights pursuant to the Rights Offering by the San Diego National Bank Deferred Savings Plan (the "Plan"), which request, if approved, will be retroactively effective to the expiration date of the Rights Offering. In the event that the exemption request is not approved by the DOL, any subscription rights exercised by the Plan, or Common Stock issued to the Plan pursuant to such exercise, will be invalidated by the Company and the aggregate subscription price paid by the Plan ($72,743) to exercise such subscription rights will be returned to the Plan, without interest.

SELLING SHAREHOLDERS

     The table below sets forth the name of each Selling Shareholder, the number of Shares owned by each Selling Shareholder as of February __, 1996, the number of Shares offered hereby for each Selling Shareholder, the amount and percentage (if one percent or more) of the Common Stock to be owned by each Selling Shareholder assuming that all of the Shares offered for sale by that Selling Shareholder are sold, and the nature of any material relationship that the Selling Shareholder has had within the past three years with the Company or any of its affiliates. The information in the following table as to a Selling Shareholder was supplied to the Company by that Selling Shareholder.

                                                        Amount and Percentage
                                                       of Common Stock to be
                   Number of Shares                   Owned After the Offering
                     or Warrant      Number of Shares
     Selling          Currently          Offered
   Shareholder          Owned            Hereby          Amount       Percent

WHR                765,314 Shares        765,314          none

Jack C. Smith       18,681 Warrants       18,681          none

Henry A. Dahlgren   18,682 Warrants       18,682          none

PKH                150,000 Warrants      150,000          none

                         PLAN OF DISTRIBUTION

     Any or all of the Shares offered hereby may be sold from time to time by the Selling Shareholders. The Selling Shareholders may sell the Shares in transactions through the Nasdaq National Market System, in negotiated
transactions, or by a combination of  such  methods  of sale.   The Shares may
be offered at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or
at negotiated prices.   Such  prices will  be determined by each Selling
Shareholder or by agreement between a Selling Shareholder and his or her underwriter, broker-dealer, or agent.

     Any underwriter, broker-dealer, or agent participating in the distribution of the Shares offered hereby may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the
Selling  Shareholders or the purchasers of  the  Shares  (or both).   Such
compensation may be in excess of customary commissions. In addition, the Selling Shareholders and any underwriter, brokerbroker-dealer, or agent that participates in the distribution of the Shares may be deemed to be an underwriter under the Securities Act (although neither the Company nor any Selling Shareholder so concedes), and any profit on the sale of Shares and any discount, commission, or concession received by any of such underwriter, broker-dealer, or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     Certain agreements between the Company and WHR, between the Company and Messrs. Smith and Dahlgren (as assignees), and between the Company and PKH (collectively, the "Registration Agreements"), provide that the Company will pay all the expenses incident to the Registration Statement and certain other expenses related to the offering of the Shares, other than underwriting fees, discounts, or commissions attributable to the sale of the Shares. The Registration Agreements also provide that the Company will indemnify the Selling Shareholders against certain liabilities and expenses in connection with the Registration Statement.

                              USE OF PROCEEDS

     The Shares offered hereby are for the accounts of the Selling
Shareholders.   Accordingly, the Company will not receive  any  of  the
proceeds from any sales of the Shares by the Selling Shareholders.

If Selling Shareholders exercise warrants to receive as yet unissued Shares,
the Company will receive proceeds from the exercise of warrants.   If  all
warrants underlying as yet unissued Shares are exercised, the aggregate exercise price of the warrants will be $978,155, which the Company intends to use for general corporate purposes.

EXPERTS

     The consolidated balance sheets as of December 31, 1994 and 1993 and the consolidated statements of operations, shareholders' equity and cash flows for
each of the three years in the period ended December 31, 1994,   incorporated
by  reference  in  this  Prospectus,  have   been incorporated  herein  in
reliance on the report, which includes an explanatory paragraph related to the outcome of litigation, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

OPINION

     Arnold & Porter, Los Angeles, California, special counsel to the Company, has rendered an opinion to the effect that the Common Stock offered hereby, when issued as contemplated in this Prospectus, will be legally issued, fully paid, and nonassessable.

No person has been authorized to give
any information or to make any
representation not contained in this
Prospectus and, if given or made, such
information or representation must not
be relied upon as having been authorized
by the Company. This Prospectus does not
constitute an offer to sell or a
solicitation  of an offer to buy any of
the  securities offered hereby in any
jurisdiction to any person to whom it
is unlawful to make such offer in such
jurisdiction.  Neither the delivery of
this Prospectus nor any sale made
hereunder shall, under any circumstances,
create an implication that the information
herein is correct as of any time subsequent          SDNB FINANCIAL CORP.
to the date hereof or that there has been
no change in the affairs of the Company
since such date.                                       952,677 Shares

           TABLE OF CONTENTS

                                  Page
Available Information................3
Incorporation of Certain
  Documents by Reference.............3
The Company..........................3                  Common Stock
Risk Factors.........................4                 (no par value)
Selling Shareholders.................7
Plan of Distribution.................7
Use of Proceeds......................8
Capitalization.......................8
Experts..............................8                   PROSPECTUS
Opinion..............................8














                                                              ________, 1996

PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

  Securities and Exchange Commission registration fee              $1,847.86
  Legal fees and expenses                                          $5,000.00*
  Blue Sky fees and expenses                                       $      *
  Accounting fees and expenses                                     $1,000.00*
     Total                                                         $
________________
* Estimated

Item	15.  Indemnification of Directors and Officers

     The Company has adopted provisions in its Restated Articles of Incorporation which provide for indemnification of its officers and directors  in  excess  of  the indemnification expressly  permitted  by
Section 317 of the California General Corporation Law, as amended (the "Code"), subject to applicable limits in the Code with respect to breach of duty to the Company and its shareholders. As authorized by the Code, the Restated Articles of Incorporation limit the liability of directors to the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent behavior) except
in certain limited situations.   This provision does not limit or eliminate
the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws. In addition, the Company has entered into Indemnification Agreements with each director and executive officer which provide that the Company shall indemnify such directors and executive officers to the fullest extent authorized by the Code. The Company and its directors and officers are also insured up to $3 million for liability arising from claims against the Company's directors and officers in their capacities as such.

Item	16.  Exhibits

3(a) Restated Articles of Incorporation, as amended (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

3(b) Bylaws, as amended through May 18, 1988 (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

4    Common  Stock Specimen Certificate (incorporated by reference from the
Company's Registration Statement on Form S-14, filed April 27, 1982, SEC File No. 2-77187).

5    Opinion of Arnold & Porter

23(a)Consent of Coopers & Lybrand L.L.P., dated February __, 1995.

23(b)Consent of Arnold & Porter (included as part of Exhibit 5).

24   Power of Attorney

____________________________________
Item	17.  Undertakings

     A.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the
registration  statement.   Notwithstanding  the foregoing, any increase or
decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on February 20, 1996.
                                         SDNB Financial Corp.
                                         /s/ Murray L. Galinson
                                         By  MURRAY L. GALINSON
                                         President and Chief Executive Officer

POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the Company hereby constitute and appoint Murray L.
Galinson  and  Howard W. Brotman and each of them (with full  power  of each
of   them  to  act alone and with full power of substitution  and resubstitution), their true and lawful attorney-in-fact and agent for them and on their behalf and in their name, place, and stead, in any and all capacities, including on behalf of the Company, to sign, execute, and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) any amendments to this Registration Statement (including post-effective amendments) with all exhibits and any and all documents required to be filed with respect thereto, relating to the registration of shares of the Company's Common Stock under the Securities Act of 1933, as amended, in connection with the offering of such Common Stock by certain shareholders of the Company, granting unto said attorneys-in-fact and each of them, full power and authority to do and to perform each and every act and thing requisite, necessary, or appropriate to be done in order to effectuate the same as fully to all intents and purposes as they themselves might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signatures               Title                       Date

/s/ Charles I. Feurzeig    Chairman of the Board       February 20, 1996
CHARLES I. FEURZEIG        and Director

/s/ Murray L. Galinson     President, Chief Executive  February 20, 1996
MURRAY L. GALINSON         Officer, and Director

/s/ Douglas E. Barnhart    Director                    February 20, 1996
DOUGLAS E.BARNHART

/s/ Margaret Costanza      Director                    February 20, 1996
MARGARET COSTANZA

___________________        Director                    February 20, 1996
KARLA J. HERTZOG

/s/ Robert B. Horsman      Director                    February 20 ,1996
ROBERT B.HORSMAN

/s/ Mark P. Mandell        Director                    February 20, 1996
MARK P. MANDELL

/s/ Patricia L. Roscoe     Director                    February 20, 1996
PATRICIA L. ROSCOE

/s/ Julius H. Zolezzi      Director                    February 20, 1996
JULIUS H. ZOLEZZI

/s/ Howard W. Brotman      Senior Vice President,      February 20, 1996
HOWARD W. Brotman          Secretary, and Chief
                           Financial Officer